EXHIBIT 99.1

Edesa Biotech Reports Fiscal 2nd Quarter 2024 Results

TORONTO, ON / ACCESSWIRE / May 10, 2024 / Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three and six months ended March 31, 2024 and provided an update on its business.

During the quarter, the company expanded site selection activities for a Phase 3 study of its ARDS (Acute Respiratory Distress Syndrome) drug candidate, EB05 (paridiprubart). Edesa previously secured up to C$23 million from the Canadian government toward the development of EB05, a portion of which is conditionally repayable. The company also intends to evaluate EB05, an anti-TLR4 monoclonal antibody, separately in a broader ARDS population and plans to file an investigational new drug application (IND) for a Phase 2 study in pulmonary fibrosis.

“We are positioning our anti-TLR4 respiratory technology for both acute and chronic conditions,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech. “With governments now focusing on host-directed therapeutics as part of their pandemic preparedness and biodefense plans, and strong scientific rationale for evaluating EB05 in both ARDS and chronic lung fibrosis, we believe we can significantly expand the medical opportunities for this promising antibody as well as enhance its attractiveness for commercial development and partnering.”

For its medical dermatology technologies, Edesa reported that it plans to seek regulatory approval in the U.S for a Phase 2 study of its anti-CXCL10 monoclonal antibody in patients with moderate-to-severe nonsegmental vitiligo, common autoimmune disorder that causes skin to lose its color in patches. The protocol has been approved previously in Canada. The company also intends to seek strategic arrangements to further develop and/or monetize its EB01 asset, following favorable Phase 2b results of 1.0% EB01 cream.

Edesa's Chief Financial Officer Stephen Lemieux reported that financial results for the three and six months ended March 31, 2024 reflected consistent operational efficiency and prudent management of working capital. He noted that during the quarter the company deployed additional resources to its current Phase 3 ARDS study and has engaged a new clinical research organization with increased analytical and recruitment capabilities.

“With government funding in place, we believe we are in a stronger position to efficiently manage our Phase 3 ARDS study, while remaining opportunistic to ramp up our development activities in vitiligo and pulmonary fibrosis,” he said. “We have continued to demonstrate our ability to execute on our plans, and we are working towards a rich set of milestones over the next 12 to 24 months.”

Financial Results for the Three Months Ended March 31, 2024

Total operating expenses decreased by $0.2 million to $2.2 million for the three months ended March 31, 2024 compared to $2.4 million for the same period last year.

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Research and development expenses decreased by $0.3 million to $1.2 million for the three months ended March 31, 2024 compared to $1.5 million for the same period last year primarily due to decreased external research expenses related to the company’s completed dermatitis study and a reduction in noncash share-based compensation, which was partially offset by an increase in expenses for the company’s ongoing ARDS study.

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General and administrative expenses increased by $0.1 million to $1.0 million for the three months ended March 31, 2024 compared to $0.9 million for the same period last year primarily due to increased fees for professional services, which was partially offset by a decrease in noncash share-based compensation.

Total other income increased by $283,000 to $360,000 for the three months ended March 31, 2024 compared to $77,000 for the same period last year primarily due to an increase in reimbursement funding from the Canadian government's Strategic Innovation Fund.

For the quarter ended March 31, 2024, Edesa reported a net loss of $1.9 million, or $0.58 per common share, compared to a net loss of $2.3 million, or $0.82 per common share, for the quarter ended March 31, 2023.

Financial Results for the Six Months Ended March 31, 2024

Total operating expenses decreased by $0.7 million to $4.1 million for the six months ended March 31, 2024 compared to $4.8 million for the same period last year:

•	Research and development expenses decreased by $0.9 million to $1.9 million for the six months ended March 31, 2024 compared to $2.8 million for the same period last year primarily due to decreased external research expenses related to the company’s completed dermatitis study and a reduction in noncash share-based compensation, which was partially offset by an increase in expenses for the company’s ongoing ARDS study.

•	General and administrative expenses increased by $0.2 million to $2.2 million for the six months ended March 31, 2024 compared to $2.0 million for the same period last year primarily due to increased fees for professional services, which was partially offset by a decrease in non-cash share-based compensation.

Total other income decreased by $0.4 million to $0.5 million for the six months ended March 31, 2024 compared to $0.1 million for the same period last year primarily due to an increase in reimbursement funding from the Canadian government's Strategic Innovation Fund.

For the six months ended March 31, 2024, Edesa reported a net loss of $3.5 million, or $1.12 per common share, compared to a net loss of $4.7 million, or $1.70 per common share, for the six months ended March 31, 2023.

Working Capital

At March 31, 2024, Edesa had cash and cash equivalents of $2.8 million and working capital of $2.1 million. Subsequent to the quarter end, the company received $0.7 million in reimbursement funding the Canadian government's Strategic Innovation Fund.

Calendar

Edesa management plans to participate in the RBC Capital Markets Global Healthcare Conference on May 14-15, 2024 in New York, NY, and the BIO International Convention being held June 5-8, 2023 in San Diego, Calif. Attendees interested in meeting with management can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

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About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. The company’s most advanced drug candidate is EB05 (paridiprubart), a monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. Edesa is currently evaluating EB05 in a Phase 3 study as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. The company has also received regulatory approval to conduct a Phase 2 trial its EB06 (anti-CXCL10) monoclonal antibody as a treatment for vitiligo, a life-altering autoimmune disease that causes skin to lose its color in patches. In addition, Edesa is developing an sPLA2 inhibitor, EB01 (1.0% daniluromer cream), as a topical treatment for chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. Sign up for news alerts. Connect with us on X (Twitter) and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the Company’s intention to evaluate EB05 in a broader ARDS population as well as file an investigational new drug application for a Phase 2 study in pulmonary fibrosis; the Company’s plans to position its anti-TLR4 respiratory technology for both acute and chronic conditions; the Company’s belief that it can significantly expand the medical opportunities for paridiprubart, as well as increase its attractiveness for partnering and commercial development; the Company’s plans to seek regulatory approval in the U.S for a Phase 2 study of its anti-CXCL10 monoclonal antibody in vitiligo patients; the Company’s intention to seek strategic arrangements to further develop and/or monetize its EB01 asset; the Company’s belief that its financial results reflect consistent operational efficiency and prudent management of working capital; the Company’s belief that its new clinical research organization has increased analytical and recruitment capabilities; the Company’s belief that with government funding in place, it is in a stronger position to efficiently manage its Phase 3 ARDS study, while remaining opportunistic to ramp up its development activities in vitiligo and pulmonary fibrosis; the Company’s belief that it has continued to demonstrate its ability to execute on its plans and that it is working towards a rich set of milestones over the next 12 to 24 months; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact: Gary Koppenjan

Edesa Biotech, Inc.

(289) 800-9600

investors@edesabiotech.com

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Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023

Expenses:
Research and development	1,176,337	1,458,190	$1,880,795	$2,815,528
General and administrative	1,044,137	952,391	2,197,108	1,973,358

Loss from operations	(2,220,474)	(2,410,581)	(4,077,903)	(4,788,886)

Other Income (Loss):
Reimbursement grant income	304,002	-	424,836	-
Other income (loss)	55,941	77,032	114,085	120,520

Income tax expense	800	800	800	800

Net loss	(1,861,331)	(2,334,349)	(3,539,782)	(4,669,166)

Exchange differences on translation	(11,183)	8,643	(11,755)	(16,424)

Net comprehensive loss	$(1,872,514)	$(2,325,706)	$(3,551,537)	$(4,685,590)

Weighted average number of common shares	3,192,688	2,853,331	3,160,179	2,738,848

Loss per common share - basic and diluted	$(0.58)	$(0.82)	$(1.12)	$(1.70)

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Condensed Interim Consolidated Balance Sheets
(Unaudited)

	March 31, 2024	September 30, 2023

Assets:
Cash and cash equivalents	$2,799,631	$5,361,397
Other current assets	1,442,587	1,075,455
Non-current assets	2,232,838	2,453,585

Total Assets	$6,475,056	$8,890,437

Liabilities and shareholders' equity:
Current liabilities	$2,150,723	$1,821,864
Non-current liabilities	-	19,773
Shareholders' equity	4,324,333	7,048,800

Total liabilities and shareholders' equity	$6,475,056	$8,890,437

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Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	March 31, 2024	March 31, 2023

Cash flows from operating activities:
Net loss	$(3,539,782)	$(4,669,166)
Adjustments for non-cash items	409,715	675,723
Change in working capital items	63,380	630,203

Net cash used in operating activities	(3,066,687)	(3,363,240)

Net cash provided by financing activities	517,441	3,676,415

Effect of exchange rate changes on cash and cash equivalents	(12,520)	67,158

Net change in cash and cash equivalents	(2,561,766)	380,333
Cash and cash equivalents, beginning of period	5,361,397	7,090,919

Cash and cash equivalents, end of period	$2,799,631	$7,471,252

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